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                                                                    EXHIBIT 99.2



                                                                  March 13, 2000



Mr. Mischa Travers
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA  94304

Dear Mr.Travers,

Per our discussion, you have permission to use the following statistics as stated below.

"IDC estimates that the number of Web users worldwide will grow from 144 million at the end of 1998 to 602 million by 2003."
Sources: IDC Internet Commerce Market Model, v6

Sincerely,


/s/ ALEXA MCCLOUGHAN
________________________________
Alexa McCloughan
Senior Vice President



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8 May 2000



Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA  94304
650 614-1601 fax



Below is the statement CSFB would like to make, based on the revised worldwide OSS market estimates Insight provided to CSFR by email on S-13.

"As the volume of global Internet traffic has grown and demand for high value-added, Internet-based services has increased, network service providers have found that their inability to capture, aggregate and transform the raw data carried over their networks into meaningful business information has constrained their revenue generation potential. Network service providers are actively seeking ways to offer higher-margin, enhanced services, which require a flexible and scalable software platform that dynamically monitors, aggregates, provisions and configures multiple service-types across their networks. The Yankee Group estimates that the market for Internet business infrastructure will grow from $207 million in 1999 to $7.7 billion in 2004. In addition, The Insight Research Corporation estimates that the market for operations support systems will grow from $33.9 billion in 2000 to $58.4 billion in 2005.

Permission to print the above is granted.

Regards,


/s/ CHRIS WHITELY
________________________
Chris Whitely
Insight Research



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March 8, 2000



Mischa Travers
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA  94304

Dear Mischa,

Please consider this correspondence permission to publish the following Yankee Group research excerpt:

"Network service providers also require a flexible, extensible software platform that allows them to dynamically monitor, provision and configure multiple service-types across their networks. Moreover, any solution must readily adapt to the full range of network devices and standards associated with next-generation networks. The immediate opportunity for a solution that combines these attributes is in the market for Internet business infrastructure software, which The Yankee Group estimates will grow from $207 million in 1999 to $7.7 billion in 2004."

Best Regards,


/s/ TODD A. MCKELLAR
_________________________
Todd A. McKellar
Regional Sales Director
The Yankee group
31 St. James Ave.
Boston, MA  02116
Tel: 617-880-0271
Fax: 617-210-0078
mckellar@yankeegroup.com